                                            SECURITIES AND EXCHANGE COMMISSION
                                                  Washington, D.C. 20549

                                                         FORM 8-K

                                                      Current Report
                                            Pursuant to Section 13 or 15(d) of
                                           the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 18, 2003

                                                  FRONTIER AIRLINES, INC
                                  (Exact name of Registrant as specified in its charter)

              Colorado                         0-24126                        84-1256945
  (State or Other Jurisdiction of      (Commission  File Number)   (I.R.S. Employer Identification No.)
           Incorporation)

       7001 Tower Road, Denver, CO                                  80249
  (Address of principal executive offices)                        (zip code)

Registrant's telephone number, including area code: (720) 374-4500

                                                      Not Applicable
                              (Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure

         Frontier  Airlines,  Inc.  (Frontier)  announced on Friday,  February 14, 2003,  that it had closed a $70 million commercial loan facility supported by a $63 million guarantee of the Air Transportation
Stabilization  Board. This filing provides additional details regarding the loan.

         The loan was drawn under  several  notes in an  aggregate  amount of $70 million,  and was provided primarily by WestLB AG,  with  participation  by Wells  Fargo  Bank,  N.A.  The term of the loan is just over 52  months,  with a final maturity  date of  June  30,  2007.  Repayment is to be completed through
14  consecutive  quarterly  installments  of approximately  $2,642,900,  with  the  first  installment due on  December  31,  2003,  and a final  balloon  payment  of $33,000,000 due on the final maturity date.

         The ATSB guaranteed repayment of $63 million of the loan, and two other parties each guaranteed repayment of an additional  $3,150,000.  Under the terms of the agreement,  each guarantor is entitled to annual  guarantee fees based on the  outstanding  principal  amount of the loan. The guarantee  fees increase during each of the first three years of the loan.  Each note  comprising  the loan bears an interest rate equal to three month LIBOR plus a specified  margin.  Taking into  account the  guarantee  fees and the floating  rate of each note,  the blended  implicit  interest  rate on the $70 million loan at closing was
6.58%  (excluding  amortized  upfront legal,  consultant or agent fees, or the amortized value of the  warrants).
The margin  over three month LIBOR for the blended  implicit  rate  increases  during each year of the loan, by approximately  50 basis points in year two, an additional 75 basis points in years three, and a further 75 basis points in year four and thereafter.

         As  collateral  for the loan,  Frontier  pledged to the  lenders a security  interest  in  certain spare  parts, engines,  tools and  equipment  owned by  Frontier.  In  addition,  Frontier  also  pledged to the lenders and each of the guarantors a security  interest in its  receivable of any Federal income tax refund payable to the Company by the Internal Revenue  Service for the  Company's  taxable  year ending  March 31, 2003.
Frontier is  obligated to apply the first $10 million of the income tax refund to prepay a portion of the principal of the loan.

         The  ATSB  received  warrants  to  purchase  3,450,551  shares  of the  Company's  common  stock  and each of the supplemental  guarantors  received  warrants to purchase 191,697 shares of the Company's common stock.
Each warrant has an exercise  price of  $6.00  per  share,  subject  to  certain  anti-dilution  and  other adjustments,  and  each  includes registration rights.  The warrants expire seven years from the date of issue.

         Under the loan agreement,  Frontier  agreed to certain  covenants  through the term of the loan.  These covenants relate to the Company's ongoing financial reporting and disclosure obligations,  payment of taxes, maintaining insurance, compliance with laws, and appraisal  reports on the pledged  collateral.  The Company is also subject to certain  negative covenants with respect to liens, mergers, asset sales, and payment restrictions upon certain events. The loan agreement contains financial  covenants  relating to the Company's cash position, debt to earnings ratio, and debt to fixed charges ratio.  Under these  covenants,  the Company's cash and cash equivalents  cannot fall below $25 million through  September 30,  2004,  or $75  million  thereafter.  The ratio of  Consolidated  Indebtedness  to  EBITDAR,  as  defined  in the loan agreement,  must be greater than 7:1 through  December  31, 2004 and 6:1 from  January 1, 2005 through June 30, 2005,  and the ratio of Consolidated
EBITDAR to  Consolidated  Fixed Charges,  also defined in the loan  agreement,  must be greater than 1:1 through
December 31, 2004 and 1.10:1 thereafter.

         Frontier  President and Chief  Executive  Officer Jeff Potter and other members of senior management will host a webcast  conference  call on Friday,  Feb.  21, 2003 at 8:00 a.m. MST to discuss the loan.  The call is available  via the World Wide Web on the airline's Web site at WWW.FRONTIERAIRLINES.COM on the
Investor Relations page.

SIGNATURES

                  Pursuant to the  requirements  of the  Securities  Exchange Act of 1934,  the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                          FRONTIER AIRLINES, INC.

Date: February 18, 2003                                   By:
                                                           Jeff S. Potter, President & CEO

                                                          By:
                                                              Paul H. Tate, CFO